EXHIBIT 23.2

TBPE REGISTERED ENGINEERING FIRM F-1580			FAX (713) 651-0849
1100 LOUISIANA	SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM AND NATURAL GAS CONSULTANTS

As independent petroleum and natural gas consultants, we hereby consent to the incorporation from EQT Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 of our report and our name by reference into this Registration Statement on Form S-8 filed under the Securities Act of 1933, as amended, pertaining to the EQT Corporation Stock Option Inducement Award Agreement, dated April 22, 2019, the EQT Corporation Performance Share Unit Inducement Award Agreement, dated April 22, 2019, the EQT Corporation Restricted Stock Inducement Award Agreement (Cliff Vesting), dated April 22, 2019, and the EQT Corporation Restricted Stock Inducement Award Agreement (Ratable Vesting), dated April 22, 2019.  We have no interest of a substantial or material nature in EQT Corporation or in any affiliate.  We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any affiliate, as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

April 22, 2019

SUITE 800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258